Exhibit 99.1

Press Release April 15, 2021

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Provides Strategic Growth Update Regarding its

Flat Roll Steel Operations

FORT WAYNE, INDIANA, April 15, 2021 / PRNewswire / Today Steel Dynamics, Inc. (NASDAQ/GS: STLD) provided a strategic update concerning its ongoing and new flat roll steel growth initiatives.

“We are incredibly excited about the progress being made at our Sinton Texas EAF Flat Roll Steel Mill,” stated Mark D. Millett, President and Chief Executive Officer. “Sinton represents transformational growth for Steel Dynamics and long-term value creation for our teams, communities, customers, and investors. Given the success of our Sinton construction team, we are planning to add two additional value-added flat roll coating lines more quickly than originally planned. The site is yet to be determined but it will be located in the Southern U.S., to provide Sinton with similar diversification and higher-margin product capabilities as our Butler and Columbus Flat Roll Steel divisions.

“We also plan to construct two more value-added flat roll coating lines to be located in the Midwest U.S. to support the growing demand for coated flat roll steel products and to further increase the diversification and cash generation capability of our Midwest flat roll steel operations. Our unique operating culture, coupled with our considerable experience in successfully constructing and operating highly-profitable EAF steel mills and flat roll steel coating lines, positions us well to execute these strategic initiatives and continue to grow,” said Millett.

Two Southern U.S. Flat Roll Steel Coating Line Investments

The company plans to invest $225 million in two new flat roll steel coating lines to be located in the Southern U.S. to support its Sinton Steel Mill that is planned to begin production in late summer 2021. The lines will be comprised of a 300,000-ton flat roll galvanizing line with Galvalume® coating capability and a 240,000-ton paint line. Galvalume® products represent the fasted growing flat roll steel market in the United States, primarily serving the metal building industry. This market has historically sourced as much as 45 percent of their needs from foreign imports. Customers prefer the company’s differentiated supply-chain. This has resulted in the company’s existing lines consistently running at full capacity, through both increased consumption and market share gain.

Site location selection and engineering specifications are underway. The company currently expects the new Southern U.S. coating lines to begin production in the second half of 2022.

Two Midwest U.S. Flat Roll Steel Coating Line Investments

The company also plans to invest between $175 million and $200 million in two new flat roll steel coating lines to be located in the Midwest to support its regional flat roll steel operations, providing them with more value-added product diversification to serve customer needs and increase through-cycle cash generation. The lines will be comprised of a 300,000-ton flat roll galvanizing line also with Galvalume® coating capability and a 240,000-ton paint line. These lines will also benefit from the company’s differentiated supply-chain.

Site location selection and engineering specifications are underway. The company currently expects the new Midwest coating lines to begin production in the second half of 2022.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking," subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not a guarantee of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and steel imports, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues, such as the COVID-19 pandemic; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, or other resources are subject to volatile market conditions; (7) compliance with and changes in environmental and remediation requirements; (8) increased regulation associated with the environment, climate change, greenhouse gas emissions and sustainability; (9) significant price and other forms of competition from other steel producers, scrap processors and alternative materials; (10) availability of an adequate source of supply for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance, (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (17) the impacts of impairment.

More specifically, refer to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q, or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com under “Investors — SEC Filings”.

Contact: Investor Relations — +1.260.969.3500